Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 8, 2012, except for Note 2, as to which the date is August 10, 2012, and the last paragraph of Note 1, as to which the date is September 10, 2012, with respect to the consolidated financial statements of Qualys, Inc. contained in the Prospectus (File No. 333-182027), filed on September 28, 2012, which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8, and to the use of our name as it appears under the caption “Experts” in such Prospectus.

/s/ Grant Thornton LLP

San Francisco, California

October 12, 2012